Loan Agreement

Borrower: Shanghai Vomart Auto Parts Co., Ltd.	(Hereinafter referred to as Party A)
Address: No. 288 Maodian Road, Qingpu District
Postal code: 201715
Tel: 59815555
Fax:
Legal representative: Yu Anming
Opening bank and account No.:

Lender: China CITIC Bank LLC, Shanghai Branch	(Hereinafter referred to as Party B)
Address: 61 Nanjing Road East
Postal code: 200002
Tel: 21029000
Fax:
Legal representative /Person in charge: Zuo Weiguo
Signing place: Shanghai
Signing Date: June 23, 2010

Pursuant to the "Contract Laws of the PRC", "General Rules on Loans" and other relevant laws, regulations and rules, Party A and Party B, following consultations, mutually agree to enter into this contract ( “Contract”) as follows:

Article I  Type of Loan

1.1 Party B agrees to provide Party A with the following loans in type (1) as per convention of the Contract:

(1) Short-term loans (2) medium-term loans (3) long-term loans

Article II loan amount (principal, similarly hereinafter) and the loan period

2.1 The loan amount under the Contract is RMB (in words): Fifteen million, (in figures): 15,000,000.

2.2 The loan term under the Contract shall be (in words) one year (month / year), starting from June 23, 2010 till June 23, 2011.

2.3 The actual loan term and loan amount are subjected to term, date and amount recorded in loan note under this contract. Loan note is a constituent part of the Contract and has the same legal effect as the Contract.

Article III  Loan purpose

3.1 The loan under the Contract is used for turnover of working capital. Without the written consent of Party B, Party A shall not change the loan purpose. Consequences incurred due to that Party A uses the loan by changing loan purpose or breaching "General Rules on Loans" or other laws and regulations without the written consent of Party B, Party B shall not be held any responsibility.

Article IV  Loan interest rate and interest

4.1 The loan interest rate of the loan shall be determined with the following means in type (1):

(1) Go up (up / down) by 10 (% or BPs) as per benchmark interest rate over the same period on the same grade of the People's Bank of China on the actual withdrawal date of the loan, i.e. loan interest rate of the Contract is 5.841%.

(2) Go (up / down) by 10 (% or BPs) as per benchmark interest rate over the same period on the same grade of the People's Bank of China on the actual withdrawal date of the loan, i.e. loan interest rate of the contract is %.

4.2 The Loan adopts the following means in type 2 to determine adjustment mode of the interest rate.

(1) Fixed interest rate, interest rate remains unchanged within loan period.

(2) Floating interest rate, adjusted in accordance with the following means in type 1, loan interest rate after adjustment is interest rate after floating in accordance with means of agreement of Section 4.1 of the Contract based on applicable benchmark interest rate of People's Bank of China over the same period and on the same grade on the interest rate adjustment date.

① From actual withdrawal date, the first interest rate adjustment date is determined on____ (D/M/Y), and adjust the interest rate every ____ (in words) month (1/3/6/12) since interest rate adjustment date, for interest rate adjustment date being date corresponding to the first interest rate adjustment date, then the last day of the adjustment month is the interest rate adjustment date.

4.3 The interest of the loan is calculated from the date of actual withdrawal, calculation formula of the interest is: interest= actual loan balance× actual days during the interest calculation × annual interest rate / 360 days.

4.4 As to non-one-time loan repayment, the first interest settlement date is on September 20, 2010, interest settle means is the following type (2).

(1) Monthly interest settlement, interest settlement date is the 20th of each month;

(2) Quarterly interest settlement, interest settlement date is the 20th of the end month of each quarter.

4.5 Party A shall, before each interest settlement date, prepare enough corresponding amount ahead of time in Party B’s account, for Party B’s deduction and collection of interest on the account; in case Party A choose to pay interest to Party B in other means, scheduled interest remittance shall be guaranteed. if the interest settlement date is not a banking day, then the interest shall be remitted one day ahead of the banking day, interest that Party B does not receive in full on interest settlement date is deemed that Party A does not pay interest on time.

4.6 When the loan expires, interest shall be paid off along with principal. If loan maturity date is a statutory holiday or public holiday, if loan is repaid on the last banking day before a statutory holiday or public holiday, interest shall be calculated according to the contract rate, however, interest calculated at contact rate corresponding to days between maturity date and repaying date shall be deducted. if loan is repaid on the first banking day of statutory holiday or public holiday, interest corresponding to days between maturity date and repaying date shall be charged in extra as per contract interest rate, if loan fails to be repaid on the first banking day after statutory holiday or public holiday, interest shall be calculated from this day as per overdue loans.

Article V Withdrawal

5.1 Party A shall withdraw money according to the following plan; the planed withdrawal date is a banking day:

Sequence	Withdrawal date	Withdrawal amount
1	2010 6.23	15000000.

5.2 If Party A or guarantor of Party B do not perform all legal or contractual obligations, including but not limited to, Party A fails to provide complete the loan materials in accordance with Party B’s requirement, and the guarantor fails to handle registration procedures for guarantee completion timely, etc. then Party A agrees that Party B shall be entitled to change the foregoing withdrawal plan, changes on the withdrawal plan cause changes on the loan period, shall be processed in accordance with agreement of Section 2.3 under the Contract.

5.3 Unless otherwise agreed in the contract, Party A shall withdraw money as per withdrawal plan agreed in the Contract; Party A shall not change the withdrawal plan without written consent of Party B. if the withdrawal time and / or withdrawal amount is to be changed, then Party A shall notify Party B in writing ahead of time within five banking days before withdrawal date agreed in the Contract. Party B agrees to grant Party A withdrawal grace period of 3 banking days, loan not being withdrawn within grace period is deemed as that Party A automatically cancels the withdrawal of the loan, and Party A shall not withdraw the loan, and shall assume the liability for breach of contract in accordance with Section 12.2 under the Contract.

5.4 If Party B’s actual issued loan principal changes due to Party A’s automatic cancellation of the loan, loan principal under the Contract shall be calculated as per actual occurred loan document.

5.5 Party A shall, in accordance with the above withdrawal plan of Section 5.1 or that consented for modification in writing by Party B, and submit an irrevocable notice of withdrawal or loan document or other withdrawal notice to Party B within three banking days before each proposed withdrawal date. upon Party B’s approval for examination, loan shall be issued whereby, and whereby serving as evidence of a loan of the withdrawals. If Party A fails to submit the withdrawal notice within the above period to Party B, and also fails to propose the grace withdrawal request, the case shall be processed in accordance with agreement of Section 5.3 of the article.

Article VI  Means of repayment

6.1 The loan under the Contract shall adopt the following means in type to repay:

(1) Regular interest payment, due principal payment
(2) One-time principal and interest repayment
(3) Other means:

6.2 Party A shall repay the principal as per the following repayment programs:

Sequence	Repayment date	Withdrawal amount
1	2010 6.23	15000000.

6.3 For the loan principal and interest to be repaid by Party A, money not less the amount of principal and interest repayable shall be remitted in Party B’s account (account number 7511120182400019569), and hereby authorize Party B to automatically deduct debit principal and interest of the loan from the account.

6.4 If Party A needs early repayment, then Party A shall submit irrevocable prepayment plan to Party B in writing within 30 days before the planed repayment date, and shall obtain Party B’s written consent.

Article VII Loan extension

7.1 If Party A fails to repay the loans under this contract, when loan extension is required, Party A shall propose a written application to Party B within 10 banking days before the expiration of the loan, upon approved for examination by Party B, an agreement for loan extension shall be signed. If Party B does not agree on extension, Party A shall repay the loan on schedule; otherwise, Party B shall be entitled to take the money as overdue loans.

Article VIII Loan guarantee

8.1 Loans under the contract adopt the following guarantee means in type 3:

(1) Collateral guarantee
(2) Pledge guarantee
(3) Guarantee
(4) Guarantee of other means:

Party B’s guarantor of the above guarantees signs guarantee contract with the following number based on the specific guarantee items in the Contract:

(1)	(3)
(2)	(4)

Article IX Party A’s representations and warranties

9.1 Party A is a Chinese corporate or other legal organizations established as per the law of the People's Republic of China, it boasts civil rights and act capacity for signing or performing this contract, and is able to assume civil liability independently, besides, Party A has obtained all necessary internal and external legal approval and authorization for signing this contract.

9.2 Statements and representations of all documents relevant to the loans provided by Party A as per Party B’s requirements are effective, legal, authentic, accurate and complete.

Article X Party A’s rights and obligations

10.1 Party A shall be entitled to withdraw and use the loans as per the duration and purpose agreed in the contract.

10.2 Party A shall pay off the loan principal and interest as per agreement of the contract.

10.3 Party A shall periodically or at any time at Party B’s requirement, provide statements and other documents authentically reflecting its operations and financial status.

10.4 During loan holding period, any significant change in Party A’s operating decisions, including but not limited to , stock conversion and changes in operation scope and the registered capital, etc. that may affect the interests of Party B shall be notified in writing to Party B at least thirty days in advance and obtain Party B’s prior written consent, liquidation obligations or pre- liquidation loan for implementation of loan shall provide organizations accepted by Party B.

10.5 Party A shall actively cooperate with Party B in its investigating and supervising Party A’s operation and loan application status, various costs incurred from obstruction acts of Party B shall be borne by Party A.

10.6 Without the written consent of Party B, Party A shall not transfer or disguised transfer debt obligations under the contract in any manner.

10.7 Party A shall transfer, lease or dispose material assets or revenues with debt set guarantee means other than debt under the contract in whole or in substantial part, shall be notified to Party B in writing at least thirty days in advance and obtain Party B's prior written consent.

10.8 In the event that any event unfavorable to debt performance of the contract occurs, including but not limited to involvement in litigation, arbitration, criminal prosecution, administrative penalties, suspension and termination of business, dissolution, declared bankruptcy, suspension of business license, revocation, financial condition deterioration, etc. Party A shall inform Party B in writing within three days from the date that the aforementioned events occur or are likely to occur.

10.9 If the guarantor encounters (including but not limited to) suspension and termination of business or declared bankruptcy, insolvency, suspension of business license, revocation and operating loss, etc., and it loses guarantee capacity corresponding to the loan in part or in whole, or value rights of mortgagee, collateral and pledge serving as loan guarantee under this contract reduce, Party A shall provide Party B with accepted new guarantees.

10.10 During loan holding period, if Party A changes the corporate name, legal representative, project manager, address, phone, fax, etc., it shall be notify Party B in writing within seven days after the change.

10.11 During loan holding period, Party A shall not illegally inflow bank credit funds into the stock market or real estate market via Party A’s bank accounts or any third party's bank accounts.

Article XI Party B’s rights and obligations

11.1 Party B shall be entitled to examine and understand Party A’s operation and loans application status.

11.2 If Party B’s gains from disposing mortgage and pledge are insufficient to settle all claims within warranty range of the contract; Party B shall be entitled to claim for the insufficient part from Party A.

11.3 Under the precondition that Party A fulfills the obligations agreed in this contract, and meets conditions for loan grant of Party B, Party B shall grant the loan in full to Party A periodically.

11.4 Party B shall be entitled to require Party A to provide relevant documents as per review needs for issuance of the loans, Party B shall keep confidential of Party A’s related data, documents, information provided by Party A, however, those to be inquired or disclosed are excluded in accordance with laws and regulations.

Article XII Liability for breach of contract

12.1 Upon execution of the contract, both Party A and Party B shall fulfill the obligations of this contract, either party that fails to perform or does not completely fulfill the obligations of this contract, shall assume the corresponding responsibility for breach of the contract.

12.2 Without the written consent of Party B, and Party A fails to withdraw the loan as agreed in this contract, Party B shall be entitled to collect liquidated damages according to actual overdue days as per interest rate agreed in the contract.

12.3 If Party B fails to grant loans as per the contract, Party A shall be entitled to request Party B to pay the liquidated damages according to actual overdue days as per interest rate agreed in the contract.

12.4 If one of the following circumstances occur, Party B shall be entitled to suspend or terminate the issuance of money not withdrawn under the contract, and request Party A of immediate repayment of all money withdrawn, the interest payable and other costs, meanwhile, take appropriate measures by law, the date when Party B requires Party A to repay the foregoing money shall be the date of payment under the contract expiration date of the debt ahead of schedule, Party B shall be entitled directly deduct money from Party A’s any account opened by Party B or its branch so as to repay Party A of debt under the contract;

12.4.1 Party A fails to repay the loan principal and interest under this contract on schedule;

12.4.2 Party fails to fulfill any obligation agreed in the contract;

12.4.3 The loan’s related certificates and documents submitted by Party A to Party B relating to Article IX of this contract are proved to be inauthentic, inaccurate, incomplete or intentionally misleading.

12.4.4 Party A ceases to pay its due debts, or is unable or indicates that it can not repay the debt;

12.4.5 Party A’s suspension or termination of business, declared bankrupt, dissolution, suspension of business license and revocation or litigation, arbitration or criminal or administrative penalties that have adverse impact on Party A’s operation or financial status :

12.4.6 Changes on Party A’s address, business scope, legal representative and other industrial and commercial registration or major foreign investment, severely affected or threatened the Party B’s fulfillment of claims;

12.4.7 Significant financial loss, assets loss, or assets loss arising from external guarantee or other financial crisis occur on the part of Party A;

12.4.8 Operation and finance of Party A’s controlling shareholder and other affiliated company are exposed to major crisis, or Party A makes large related transactions with controlling shareholders and other affiliated company, which impacts the normal operation of Party A;

12.4.9 Party A’s industry undergoes adverse changes;

12.4.10 Party A fails to handle settlement or deposit and other related businesses as agreed in Party B’s territory;

12.4.11 Party A changes use of loan funds without permission;

12.4.12 Senior management is involved in major corruption, bribery, fraud or illegal business cases;

12.4.13 Party A defaults on other creditors;

12.4.14 Party A’s guarantor breaches agreement of guarantee contract or default occurred under the contract;

12.4.15 Other events that constitute a threat, harm or likely to endanger and damage Party B’s rights and interests occur on the side of Party A.

12.5 If Party A fails to repay the principal agreed in the contract, Party B shall be entitled to exercise the rights stipulated in Section12.4 of the article, it is also entitled to, according to actual number of days overdue, calculate and collect interest with an extra 50% default interest rate based on loan interest rate of the contract.

12.6 If Party A fails to pay interest, Party B is entitled to collect compound interest based on the actual number of days overdue and in accordance with default interest rate agreed in Section 12.5 of the article.

12.7 If Party A fails to use the loan as per purposes agreed in the Contract, Party B shall be entitled to exercise right in Section 12.4 hereof, it is also entitled to, from the appropriation date of the default application part, calculate and collect interest with an extra 100% default interest rate at loan interest rate applicable to the contract at that time according to default application days.

12.8 If Party A repays ahead of schedule, Party B is entitled to, from the date of prepayment of Party A, according to amount of early repayment, remaining maturity period of loans and loan interest rate agreed in the contract, cullet liquidated damage at 50% rate in one-time off manner, the liquidated damage is calculated as: liquidated damage =the amount of early repayment ×remaining maturity period of loans (in terms of years) ×loan interest rate agreed in the contract × rates.

12.9 If Party A violates the provision of article 10.11, Party A shall compensate the losses incurred to Party B.

12.10 All costs incurred from Party B’s fulfillment of claims (including but not limited to legal fees, travel expenses, (within 2% of total claims) legal counsel fees, property preservation fees, notarization certification fees, translation fees, assessment and auction fees, etc.) shall be borne by Party A.

Article XIII Obligations continuity

13.1 Party A’s all obligations under the contract hold continuity, which is entirety binding to its successor, receiver, assignee and subjects after the merger, reorganization and change of name, etc., and is not subject to impact of any disputes, claims and proceedings and any instructions of a higher-level organization and any contract and document signed between the debtor of the master contract and any natural or legal person, besides, the continuity remains unchanged regardless of main debtor’s bankrupt, insolvency, the loss of corporate status, changes on articles of association and any change in nature.

Article XIV Notarization

14.1 If either party under the contract proposes notarization request, the contract shall be notarized in notary organization prescribed by the State, the costs shall be borne by Party A.

14.2 If Party B proposes to handle notarization document with compulsory execution efficacy, Party A agrees that Party B may hold the notarization document with compulsory execution efficacy applied and issued by notarization organ of the contract, if Party B’s loan principal and interest and related costs are not paid off within repayment period agreed in the contract, Party B can hold the notarization document and directly apply for compulsory execution to the local people's court within Party B’s territory, all costs incurred whereof shall be borne by Party A, Party A shall unconditionally agree to the compulsory execution of the local court within Party B’s territory, and forgo any right of defense.

Article XV Other agreed items

If this provision conflicts with other provisions in the Contract, then this provision shall prevail.

Article XVI Applicable law

16.1 The Contract is applicable to laws of PRC.

Article XVII Resolution of disputes

17.1 Any dispute occurred due to or related to this contract, both parties shall be resolved through consultation; if consultation fails, both parties agree to solve with the following means in type 2:

(1) Apply arbitration to  board of arbitration
(2) Institute a proceeding or apply compulsory execution to local people’s court in Party B's territory

Article XVIII Accumulation of Party B's rights

18.1 Party B's rights under this contract are cumulative, which does not affect or exclude that Party B can enjoy any rights of Party A as per law and other contracts. Unless indicated in writing by Party B, Party B's non-exercise, partial exercise and / or delayed exercise of any of its rights, does not constitute a waiver or partial waiver of that right, besides, it also does not affect, restrain and prevent Party B's continued exercise of the rights or exercise of any other rights.

Article XIX Execution, changes and termination of the contract

19.1 The contract comes into effect upon signing (signature or signature sealing) and official sealing or special sealing for the contract by Party A’s legal representatives or authorized agents or Party B’s legal representatives or persons in charge or authorized agents.

19.2 Upon execution of the contract, apart from the existing agreement of the contract, either party shall not change or terminate this contract; if change or termination of the contract is needed, both parties shall go into negotiated consensus and reach a written agreement.

19.3 Upon execution of the contract, Party B shall transfer claim under this contract in whole or in part to a third party without Party A’s permission, but Party B shall notify Party A in writing.

19.4 Upon execution of the contract, Party A shall transfer debt under this contract in whole or in part of the to a third person, it shall submit written documents to Party B that the Guarantor agrees to transfer and continue to take guarantee duties or provide new warranties, besides, Party B’s written consent shall be obtained.

Article XX Others

20.1 For unaccomplished matters of this contract, both parties can otherwise reach a written agreement as the appendix to the contract. Any appendix, modification or supplement of the contract shall constitute an integral part of the contract, which has the same legal effect as this contract.

20.2 If any provision of this contract or partial content of any provision are deemed invalid, the invalid provisions or the invalid part does not affect validity of the contract and the other provisions of this contract or other content of the provisions.

20.3 Once any notice, demand or other communication, including but not limited to telex, telegram, fax and other correspondence concerning this contract given by Party B to Party A are delivered, they will be sent to Party A; Post correspondence is deemed to have been submitted to Party A from the third day after registered mailing. If a special delivery in person is given by Party B to Party A, the delivery date is the recipient date of Party A.
20.4 The contract’s original copy is prepared in triplicates, one for Party A , one for Party B , one for the relevant department.

20.5 Party B has taken reasonable measures to draw attention of Party A for provisions that exclude or restrict its responsibilities under the contract, and give full explanation to its relevant provisions as requested by Party A; both parties hold no objection to the content understanding of all provisions of this contract.

Party A:	Party B:
Legal representative:	Legal representative / person in charge:

(or authorized agent)	(or authorized agent)